Exhibit 4.4

                        PETER KIEWIT SONS', INC.
                       	1998 CLASS D STOCK PLAN

                              	ARTICLE I

                           	NAME AND PURPOSE


1.1	Name.  The name of the Plan is the Peter Kiewit Sons', Inc., 1998
Class D Stock Plan.

1.2	Purpose.  The purpose of the Plan is to increase the value of Class
D Stock and the profitability of the Company and the Diversified
Group (i) by enabling the Company and the Diversified Group to attract, retain, motivate and reward employees, and (ii) by aligning the interests of those employees with the interests of the Company, the Diversified Group and the holders of Class D Stock.

                              	ARTICLE II

                              	DEFINITIONS

2.1	"Agreement" means any written agreement, document or instrument that evidences a grant of a Benefit to a Participant and the terms, conditions and provisions of, and restrictions upon, the Benefit.

2.2	"Benefit" means any benefit granted to a Participant under this
Plan.

2.3	"Board" means the Board of Directors of the Company.

2.4	"Certificate" means the certificate of incorporation of the
Company, as amended from time to time.

2.5	"Class D Conversion Price" has the meaning ascribed to it in the
Certificate.

2.6	"Class D Per Share Price" has the meaning ascribed to it in the
Certificate.

2.7	"Class D Stock" means the Class D Diversified Group Convertible
Exchangeable Common Stock, par value $0.0625, issued by the Company.

2.8	"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated under the Code.

2.9	"Committee" means the Board or a committee or committees of the
Board appointed by the Board to administer this Plan.

2.10	"Company" means Peter Kiewit Sons', Inc., a Delaware corporation.

2.11	"Diversified Group" means KDG and all other corporations,
partnerships, or other entities with respect to which KDG owns, directly or indirectly, fifty percent or more of the issued and outstanding capital stock or other equity interests (measured in terms of total dollar value if the corporation, partnership or other entity has outstanding more than one class of capital stock or other equity interests).

2.12	"Effective  Date" means January 1, 1998.

2.13	"Employee" means any person (a) who is employed on a full-time basis by the Company and provides substantial services to the Diversified Group or, (b) who is employed by any member of the Diversified Group, in each case at the time of the grant of the related Benefit.

2.14	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.15	"Fair Market Value" means, with respect to Class D Stock, (a) the
Class D Per Share Price, if the Class D Stock is not Publicly
Traded, and (b) if the Class D Stock is publicly traded, the Class
D Conversion Price or the fair market value of Class D Stock determined by such other reasonable method of valuation adopted by the Committee.

2.16	"Fiscal Year" means the taxable year of the Company for federal income tax purposes, including the taxable year in which the Plan is adopted.

2.17	"Incentive Stock Option" means any Option that is intended, at the time it is granted, to be an incentive stock option within the meaning of Section 422 of the Code.

2.18	"KDG" means Kiewit Diversified Group, Inc., a Delaware corporation.

2.19	"Nonqualified Stock Option" means any Option that is not an
Incentive Stock Option.

2.20	"Option" means any option to purchase Shares that is granted pursuant to Section 6.1.

2.21	"Participant" means any Employee who is granted a Benefit pursuant to this Plan.

2.22	"Plan" means the Peter Kiewit Sons', Inc. 1998 Class D Stock Plan, as it may be amended from time to time.

2.23	"Publicly Traded" has the meaning ascribed to it in the
Certificate.

2.24	"Representative" means a member of the Committee acting on behalf of the Committee, or an Employee appointed by the Committee to exercise some or all of the authority of the Committee.

2.25	"Restricted Shares" means any Shares that are granted pursuant to
Section 7.1 subject to restrictions on transfer, to forfeiture under certain circumstances and to such other restrictions as the Committee deems appropriate (including restrictions on the exercise of voting rights or the right to receive dividends, or a requirement to reinvest dividends).

2.26	"Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, or any successor rule in effect from time to time.

2.27	"Share" means a share of Class D Stock.

2.28	"Term" means the term of this Plan, as set forth in Section 11.2.

                            	ARTICLE III

                   	ELIGIBILITY AND PARTICIPATION

3.1	Eligibility.  Every Employee is eligible to become a Participant.
A person who is not an Employee is not eligible to become a Participant.

3.2	Participation.  The Committee will select Employees to participate in the Plan from time to time, in its sole discretion. An Employee cannot become a Participant unless the Employee is selected by the Committee to participate in the Plan. In selecting Employees to participate in the Plan, the Committee may consider the past, present and expected future performance of the Employee, the effort of the Employee, the length of service of the Employee, the level of responsibility of the Employee and such other factors as the Committee deems appropriate.

                            	ARTICLE IV

                             	BENEFITS

4.1	Types of Benefits.  The Committee will determine the Benefits to be granted to each Participant. The Committee may grant Benefits in any one or any combination of (a) Incentive Stock Options; (b)
Nonqualified Stock Options; (c) Restricted Shares; (d) Convertible Debentures; (e) bargain purchases of Shares; (f) bonuses of Class D
Stock; (g) the grant of Shares based on performance or the satisfaction of other conditions; or (h) any other form of stock benefit or stock-related benefit other than stock appreciation rights.

4.2	Terms and Conditions of Benefits.  The Committee will determine all terms, conditions and provisions of, and restrictions upon, any grant of Benefits. Without limiting the Committee's authority, the Committee may: (a) make the grant of Benefits conditional upon an election by a Participant to defer payment of a portion of his salary; (b) give a Participant a combination of Benefits or a choice between two Benefits; (c) award Benefits in the alternative so that acceptance of or exercise of one Benefit cancels the right of a Participant to another; (d) award Benefits subject to any condition that the Committee deems appropriate; (e) provide that grants of Benefits in Shares or Share equivalents will include dividend or dividend equivalent payments or dividend credit rights;
and (f) provide any vesting schedule for Benefits as the Committee deems appropriate. The Committee may waive any term, condition, provision or restriction, in its sole discretion.

4.3	Agreements.  Each grant of a Benefit to a Participant will be evidenced by an Agreement executed by the Participant and a Representative (on behalf of the Company and the Committee).
Subject to the terms and conditions of this Plan, the Committee, in its sole and absolute discretion, will determine the form and content of all Agreements. Agreements with respect to a specific type of Benefit need not be identical.

4.4	Modification or Termination of Benefits.  The Committee, in its
sole discretion, may modify, cancel or terminate any Benefit at any time if a Participant is not in compliance with this Plan, the related Agreement or any rules adopted by the Committee.

4.5	Optional Deferral.  The Committee may defer the right to receive any Benefit under the Plan, at the request of the Participant, for such period and upon such terms as the Committee determines. Any such deferral may involve crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

4.6	Code Section 162(m).  The Committee, in its sole discretion, may require that one or more Agreements provide that, in the event that
Section 162(m) of the Code or any similar provision would operate to disallow a deduction by the Company for all or part of any Benefit under the Plan, a Participant's receipt of the portion of such Benefit that would not be deductible by the Company will be deferred until the next succeeding year or years in which the Participant's remuneration does not exceed the limit set forth in
Section 162(m) of the Code.

                           	ARTICLE V

                     	SHARES SUBJECT TO PLAN

5.1	Aggregate Limitation.  The Committee may not grant Benefits under this Plan with respect to more than ________ Shares during the Term.

5.2	Annual Limitation.  The Committee may not grant Benefits under this
Plan with respect to more than ________ Shares during any two-
Fiscal Year period.

5.3	Individual Limitations.  The Committee may not grant Benefits under this Plan to any Participant with respect to more than ________
Shares during the Term.

5.4	Unused Shares. If any Benefit expires or terminates, or if any
Benefit is surrendered, cancelled or forfeited without having been fully exercised, the Committee may again grant Benefits with respect to the unused Shares allocable to the expired, terminated, surrendered, cancelled or forfeited Benefit.

5.5	Adjustments.  The Committee will adjust the Share limitations set forth in Section 5.1, 5.2 and 5.3 to reflect any and all adjustments in numbers of Shares pursuant to Article IX.

                        	ARTICLE VI

                         	OPTIONS

6.1	Grant. The Committee may grant Options to any Participant.  The
Committee will determine the terms, conditions and provisions of, and the restrictions on, any Options, including the number of shares subject to such Options, the date or dates on which the Options become exercisable, either wholly or in part, and the expiration date of the Options. A Participant to whom an Option is granted will not be deemed the holder of any Shares subject to the Option until the Shares are fully paid, and issued and delivered to him following exercise of the Option.

6.2	Incentive Stock Options.  Incentive Stock Options must include such terms and conditions as determined by the Committee to be reasonably necessary to cause the options to qualify as incentive stock options under Section 422 of the Code.

6.3	Exchange.  The Committee may grant Options to a Participant holding unexercised outstanding Options, or unexercised outstanding Options granted under another stock plan of the Company, on the condition that the Participant surrenders for cancellation some or all of those unexercised outstanding options.

6.4	Substitution.  The Committee may grant Options from time to time in substitution for similar rights held by employees of other entities who become Employees as a result of a merger or consolidation of the other corporation with a member of the Diversified Group, the acquisition by a member of the Diversified Group of the assets of the other corporation, or the acquisition by a member of the Diversified Group of an equity interest in another entity.

[6.5	Fair Market Value.  The Committee may not grant Options pursuant to this Plan with an exercise price that is less than the Fair Market
Value, as of the date of the grant, of the Class D Stock subject to the Option.]

6.6.	Vesting.  Options granted pursuant to this Plan will become
exercisable at a rate determined by the Committee.

                         	ARTICLE VII

                       	RESTRICTED SHARES

7.1	Grant.  The Committee may grant Restricted Shares to any
Participant. The Committee may make grants of Restricted Shares at such cost, or at no cost, as determined by the Committee in its sole discretion.

7.2	Beneficial Ownership.  Except as set forth in an Agreement relating to Restricted Shares, each Participant who is awarded Restricted
Shares will have the entire beneficial ownership of, and all rights and privileges of a stockholder with respect to, the Restricted
Shares awarded to him.

                          	ARTICLE VIII

                          	OTHER AWARDS

8.1	Grants.  The Committee may grant any other stock or stock-related awards to a Participant under this Plan that the Committee deems appropriate, including, but not limited to, bargain purchases of Class D Stock, bonuses of Class D Stock and the grant of Shares based on performance or upon the satisfaction of other conditions.

                          	ARTICLE IX

                         	ADJUSTMENTS

9.1	Increase or Decrease.  If the outstanding shares of Class D Stock are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities or other forms of property or rights, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, the Committee will make appropriate adjustments in the price, number and/or kind of Shares, of securities other forms of property or rights for which Benefits may be granted under this Plan and for which outstanding Benefits may be exercised.

9.2	Other Property.  In connection with any reorganization,
recapitalization, spin-off or other transaction in which the outstanding shares of Class D Stock are changed into or exchanged for property, rights or securities other than, or in addition to, Class D Stock, the Committee will adjust outstanding Benefits so that the Benefits will become exercisable for either one or a combination of (a) the property, rights and/or securities receivable in that transaction, or (b) stock of the Company or of a successor employer corporation, or a parent or subsidiary thereof, so that such adjustment may preserve, in the judgment of the Committee, the value of the Benefits to the Participants.

9.3	Merger.  If the Company shall become a party to any corporate merger, liquidation or agreement for the sale of substantially all of its assets and property, the Committee will make appropriate arrangements, which will be binding upon the holders of unexpired Benefits, for the substitution of new Benefits for any unexpired Benefits then outstanding under this Plan, or for the assumption of any such unexpired Benefits, to the end that the Participant's proportionate interest shall be maintained as before the occurrence of such event.

9.4	Other Adjustments.  The Committee may, but will have no obligation to, provide for or make other adjustments to the price, number and/or kind of shares subject to any Benefit upon the occurrence of other extraordinary events or transactions affecting the Company or the Class D Stock to the extent deemed appropriate by the Committee, in its sole discretion, so that such adjustment may preserve, in the judgment of the Committee, the value of the Benefits to the Participants.

                            	ARTICLE X

                          	ADMINISTRATION

10.1	Administration.  The Committee will administer this Plan.  The
Board may appoint a separate committee or committees to administer portions of the Plan applicable to persons subject to Rule 16b-3,
Section 162(m) of the Code or other similar provisions of law. The Committee may act either through majority vote of the Committee at a meeting for which a quorum is present, or through the written consent of a majority of the members of the Committee in lieu of a meeting. The Committee will maintain such books, accounts and records relating to the Plan and to Committee proceedings as it considers appropriate. The Committee may designate Employees to assist the Committee in the administration of the Plan and to act as Representatives of the Committee, and in that capacity to exercise any or all of the authority of the Committee under this Plan, and may grant authority to those Employees to execute any and all agreements contemplated by this Plan and any other documents reasonably required to implement this Plan. The Committee may employ agents, attorneys, accountants or other third parties for such purposes as the Committee considers appropriate.

10.2	Discretion and Authority.  Subject to the express limitations set forth in this Plan, the Committee, in its sole and absolute discretion, may take any and all actions necessary, advisable or appropriate to implement the Plan and may make any and all determinations deemed appropriate for the administration of the Plan, including actions and determinations with respect to (a) the Participants in the Plan, (b) adequacy of consideration received by the Company in exchange for Benefits granted under the Plan, (c) the types and amounts of Benefits to be granted to Participants or to any particular Participant, (d) the terms, conditions and provisions of, and restrictions on, all Benefits, (e) amounts payable, if any, by a Participant in connection with the grant, award or receipt of any Benefit, (f) restrictions on transfer of any Benefit by a Participant, and (g) the circumstances under which any Benefit may expire, terminate or be surrendered, cancelled or forfeited.

10.3	Payment.  Upon the exercise of an Option or in the case of any other Benefit that requires a payment by a Participant to the Company, the amount due the Company may be paid (a) in cash; (b) by the surrender of all or part of a Benefit (including the Benefit being exercised); (c) by the tender to the Company of Shares owned by the Participant and registered in his or her name having a Fair Market Value equal to the amount due to the Company; (d) in other property, rights and credits deemed acceptable by the Committee, including the Participant's promissory note; or (e) by any combination of the payment methods specified in (a) through (d). Notwithstanding the foregoing, any method of payment other than in cash may be used only with the consent of the Committee or if and to the extent so provided in the related Agreement. The proceeds of the sales of Shares purchased pursuant to an Option and any payment to the Company for other Benefits will be added to the general funds of the Company or to the reacquired Shares held by the Company, as the case may be, and used for the corporate purposes of the Company as the Board determines.

10.4	Rules.  The Committee may make, amend and rescind such rules and regulations and establish, modify or repeal such procedures as it deems appropriate for the administration of the Plan. The
Committee may make special rules or regulations that apply only to persons covered by Rule 16b-3, Section 162(m) of the Code or other provisions of law.

10.5	Interpretation.  In the event of a disagreement as to the
interpretation of the Plan, any rule, regulation or procedure under the Plan, or as to any right or obligation arising from or related to the Plan, the interpretation of the Committee will be final and binding.

10.6	Legal Requirements.  The Committee will cause the Plan, and any grants or awards of Benefits, to comply with all applicable laws.

                           	ARTICLE XI

                    	AMENDMENT AND TERMINATION

11.1	Amendment.  The Committee may amend the Plan from time to time as it deems appropriate. The Committee, however, may not amend any provision of Article V, Section 6.2 or this Article XI without the approval of the Board. No amendment to this Plan may deprive a Participant of any Benefit or rights with respect to a Benefit without the Participant's consent.

11.2	Term.  The Plan will terminate on the tenth anniversary of the
Effective Date. The Board, however, may terminate the Plan at any time. Neither amendment nor termination of the Plan will deprive Participants of their rights with respect to outstanding Benefits.

                          	ARTICLE XII

                         	MISCELLANEOUS

12.1	Continuation of Employment.  Neither this Plan nor any Benefit granted under this Plan confers upon any Employee any right to continue in the employment of the Company or any member of the Diversified Group or limits the right of the Company to terminate an Employee's employment at will at any time.

12.2	Termination of Employee.  If the employment of a Participant by the
Employer terminates for any reason, all unexercised, deferred, and unpaid Benefits may be exercisable or paid only in accordance with rules established by the Committee. These rules may provide, as the Committee in its sole discretion may deem appropriate, for the expiration, forfeiture or continuation of, or the acceleration of vesting of, all or part of the Benefits.

12.3	Unfunded Plan.  This Plan is intended to constitute an "unfunded"
plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained in this Plan will give any Participant rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations to deliver
Shares or payments under the Plan.

12.4	Designation of Beneficiary.  A Participant may file with the
Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and numbers of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the Participant, an Option, or to receive, in such event, any Benefits. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan will be controlling over any other disposition, testimony or otherwise; provided, however, that if the Committee will be in doubt as to the right of any such beneficiary to exercise any Option or to receive any Benefit, the Committee may determine to recognize only an exercise by the legal representative of the recipient.

12.5	Nontransferability.  Unless otherwise determined by the Committee or specified in an Agreement, (a) no Benefit granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by beneficiary designation, will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order, and (b) a Benefit granted under this Plan may be exercised, during the Participant's lifetime, only by the Participant or by the Participant's guardian or legal representative.

12.6	Rule 16b-3.  With respect to Participants subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee or a Representative fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.7	No Effect on Other Benefits.  The receipt of Benefits under the
Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

12.8	Withholding. If the Company is required to withhold any taxes in connection with a Benefit, and a Participant is obligated to pay to the Company any or all of the amount required to be withheld, the Committee may permit the Participant to satisfy the withholding obligation, in whole or in part, either (a) by having the Company withhold from any Class D Stock to be issued upon the receipt of a Benefit Class D Stock with a Fair Market Value sufficient to satisfy the withholding amount due, or (b) by delivering to the Company sufficient Class D Stock to satisfy the withholding amount due.

12.9	Effective Date.  This Plan is adopted by the Board and is effective as of January 1, 1998.

12.10	Liability.  No member of the Board or the Committee, or any
officer or employee of the Company or its Subsidiaries, will be personally liable for any action, omission or determination made in good faith or upon the advice of counsel in connection with the Plan or any Benefit granted or awarded under the Plan.

12.11	Governing Law.  The law of the state of Delaware will govern issues related to the validity and insurance of Shares. All other terms, conditions and provisions of, and restrictions upon, this Plan will be construed and administered in accordance with the law of the state of Nebraska.

12.12	Conflict.  If a term, condition or provision of, or
restriction upon, the Plan conflicts with the term, condition or provision of, or restriction upon, any Agreement, the term of the Plan will control.